Blue Calypso Reports Year End 2014 Results

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28 claims across four patents affirmed at PTAB.

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Revenue up 122% in 2014 and up 692% when excluding 2013 settlement fees and licensing revenue.

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Achieves Increase in Gross Profit of 75% over prior year.

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Convertible Debentures were converted to common stock, eliminating all debt.

DALLAS, March 17, 2015 (GLOBE NEWSWIRE) — Blue Calypso, Inc., (OTCBB:BCYP), developer of patented mobile consumer engagement and social advocacy solutions for retailers and product manufacturers, reported its financial results for the year ended December 31, 2014.

“We are pleased to report our results for 2014.  We have made good progress this year in building our revenue, gross margin, and have made significant product enhancements that we believe will make our products even stronger going forward,” stated Blue Calypso CEO Andrew Levi. “We entered 2015 firing on all cylinders as we refined our core messaging and value proposition to focus on the mobile shopper engagement lifecycle, which is rich with opportunity. We have aligned ourselves with strong partners that we believe will open doors to a large retail pipeline. Additionally, Blue Calypso Labs (BCLabs) had solid success in 2014, and we expect to build on this foundation as a means to target key clients and drive revenue as we deliver mobile shopper engagement solutions.”

“In 2015, we intend to further these efforts to grow our client base as we drive product enhancements and deliver unique software solutions. We also plan to develop and potentially acquire complementary IP. Furthermore, we will continue to work diligently with our legal counsel, Fish & Richardson, to prepare for the ongoing patent related matters and subsequent Markman Hearing.”

Operational Review: 2014 and Subsequent Events:

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In December the PTAB ruled on the 5 instituted CBMR cases filed by Groupon and 28 of our claims across 4 patents were affirmed as valid, which we believe is a great outcome for us.

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Expanded technology platform by enhancing Mobile ADvantage™ solution to include iBeacon, NFC and geo-fencing capabilities.

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Working toward launch of our universal shopping app – KIOSentrix™ to capture exploding digital shopper engagement market.

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Expanded the intellectual property portfolio to five patents granted and eleven patents pending.

2014 Financial Highlights:

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Posted 2014 revenue of $759,889 representing a 122% increase from 2013. 2013 revenue included $245,981 in settlement fees and associated licensing revenue.  Excluding this impact, operating revenue increased 692% as compared to 2013.

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Gross margins for 2014 were $347,664, a 75% increase over the prior year.

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Q4 balance sheet improvements: In December, all of the outstanding Convertible Debentures were converted to common stock, eliminating all debt. In addition, as of March 17, 2015, all preferred shares have been converted to common stock and there is only one shareholder with warrants that are exercisable at $0.10 and expire August 2016.

Financial statements and further details are available in the Company’s Form 10-K filed today with the Securities and Exchange Commission.

Investor Conference Call and Webcast Information:

Blue Calypso will host an investor conference call and simultaneous webcast today, March 17st, at 4:30 p.m. Eastern Time / 3:30 p.m. Central Time. To access the call in the U.S. please dial Live Participant Dial In (Toll Free): 877-407-8033 and for international calls dial 201-689-8033, approximately 10 minutes prior to the start of the conference. No passcode is required. A replay will be available following the call at http://bluecalypso.com/investors-events/.

About Blue Calypso, Inc.

Blue Calypso, Inc. (BCYP) develops and delivers mobile engagement and social advocacy solutions for retailers and product manufacturers using its patented portfolio of products including Mobile ADvantage™, KIOSentrix™, DashTAGG® and SocialECHO™. The Company employs its unique platform to connect consumers to brands, drive store traffic, increase shopper spend and shorten the path-to-purchase. The Blue Calypso platform includes extensive big data analytics, tracking consumer engagement such as the spread of shared content, attribution, geo-location and offer redemption. Brands on this platform have key insight into the performance of their content and the sentiment of their customers in real-time. For more about the Company please visit www.bluecalypso.com

CONTACT: Blue Calypso, Inc.

Laurie Stovall

800-378-2297

lstovall@bluecalypso.com

Corporate Services Advisor

         Merriman Capital, Inc.*

         Alexandra Petek

         415-248-5681

         apetek@merrimanco.com

         *Member FINRA / SIPC